UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                      (Amendment No.         1         )*
                                    ------------------

                      Platinum Underwriters Holdings, Ltd.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    G7127P100
                        -------------------------------
                                 (CUSIP Number)

                                December 31, 2003
                         ------------------------------
           (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
                               Schedule is filed:

                                [x] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       13G
CUSIP No.    G7127P100
             ----------------

--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON /
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Artisan Partners Limited Partnership
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (see Instructions)
                                                                        (a) [  ]
        Not Applicable
                                                                        (b) [  ]
--------------------------------------------------------------------------------
 3   SEC USE ONLY
--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                      None
  NUMBER OF
    SHARES     -----------------------------------------------------------------
 BENEFICIALLY   6  SHARED VOTING POWER
  OWNED BY
    EACH              2,010,800
  REPORTING
    PERSON     -----------------------------------------------------------------
    WITH        7  SOLE DISPOSITIVE POWER

                      None

                   -------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                      2,010,800

--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,010,800

--------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES
     (see Instructions)

        Not Applicable
--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        4.7%
--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON
     (see Instructions)

        IA
--------------------------------------------------------------------------------

                                         13G
CUSIP No.    G7127P100
             ----------------

--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON /
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Artisan Investment Corporation
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (see Instructions)
                                                                        (a) [  ]
        Not Applicable
                                                                        (b) [  ]
--------------------------------------------------------------------------------
 3   SEC USE ONLY
--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

        Wisconsin
--------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                      None
  NUMBER OF
    SHARES     -----------------------------------------------------------------
 BENEFICIALLY   6  SHARED VOTING POWER
  OWNED BY
    EACH              2,010,800
  REPORTING
    PERSON     -----------------------------------------------------------------
    WITH        7  SOLE DISPOSITIVE POWER

                      None

                   -------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                      2,010,800

--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,010,800

--------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES
     (see Instructions)

        Not Applicable
--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        4.7%
--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON
     (see Instructions)

        CO
--------------------------------------------------------------------------------

                                         13G
CUSIP No.    G7127P100
             ----------------

--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON /
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Andrew A. Ziegler
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (see Instructions)
                                                                        (a) [  ]
        Not Applicable
                                                                        (b) [  ]
--------------------------------------------------------------------------------
 3   SEC USE ONLY
--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.
--------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                      None
  NUMBER OF
    SHARES     -----------------------------------------------------------------
 BENEFICIALLY   6  SHARED VOTING POWER
  OWNED BY
    EACH              2,010,800
  REPORTING
    PERSON     -----------------------------------------------------------------
    WITH        7  SOLE DISPOSITIVE POWER

                      None

                   -------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                      2,010,800

--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,010,800

--------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES
     (see Instructions)

        Not Applicable
--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        4.7%
--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON
     (see Instructions)

        IN
--------------------------------------------------------------------------------

                                         13G
CUSIP No.    G7127P100
             ----------------


--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON /
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Carlene Murphy Ziegler
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (see Instructions)
                                                                        (a) [  ]
        Not Applicable
                                                                        (b) [  ]
--------------------------------------------------------------------------------
 3   SEC USE ONLY
--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.
--------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                      None
  NUMBER OF
    SHARES     -----------------------------------------------------------------
 BENEFICIALLY   6  SHARED VOTING POWER
  OWNED BY
    EACH              2,010,800
  REPORTING
    PERSON     -----------------------------------------------------------------
    WITH        7  SOLE DISPOSITIVE POWER

                      None

                   -------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                      2,010,800

--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,010,800

--------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES
     (see Instructions)

        Not Applicable
--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        4.7%
--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON
     (see Instructions)

        IN
--------------------------------------------------------------------------------

Item 1(a)         Name of Issuer:

                        Platinum Underwriters Holdings, Ltd.

Item 1(b)         Address of Issuer's Principal Executive Offices:

                        The Belvedere Building
                        69 Pitts Bay Road
                        Pembroke, Bermuda HM08


Item 2(a)         Name of Person Filing:


                        Artisan Partners Limited Partnership ("Artisan
                              Partners")
                        Artisan Investment Corporation, the general partner of
                              Artisan Partners ("Artisan Corp.")
                        Andrew A. Ziegler
                        Carlene Murphy Ziegler


Item 2(b)         Address of Principal Business Office:


                        Artisan Partners, Artisan Corp., Mr. Ziegler and Ms. Ziegler are all located at:


                        875 East Wisconsin Avenue, Suite 800
                        Milwaukee, Wisconsin 53202


Item 2(c)         Citizenship:


                        Artisan Partners is a Delaware limited partnership Artisan Corp. is a Wisconsin corporation
                        Mr. Ziegler and Ms. Ziegler are U.S. citizens


Item 2(d)         Title of Class of Securities:

                        Common Stock


Item 2(e)         CUSIP Number:


                        G7127P100


Item 3            Type of Person:

                        (e) Artisan Partners is an investment adviser registered under section 203 of the Investment Advisers Act of 1940; Artisan Corp. is the General Partner of Artisan Partners; Mr. Ziegler and Ms. Ziegler are the principal stockholders of Artisan Corp.

Item 4            Ownership (at December 31, 2003):

                        (a) Amount owned "beneficially" within the meaning of
                            rule 13d-3:

                            2,010,800

                        (b) Percent of class:

                            4.7% (based on 43,024,000 shares outstanding as of November 12, 2003)

                        (c) Number of shares as to which such person has:

                            (i) sole power to vote or to direct the vote: None
                           (ii) shared power to vote or to direct the vote:
                                2,010,800
                          (iii) sole power to dispose or to direct the
                                disposition of: None
                           (iv) shared power to dispose or to direct disposition
                                of: 2,010,800


Item 5            Ownership of Five Percent or Less of a Class:

                        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].


Item 6            Ownership of More than Five Percent on Behalf of Another
                  Person:

                        Not Applicable


Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

                        Not Applicable


Item 8            Identification and Classification of Members of the Group:

                        Not Applicable


Item 9            Notice of Dissolution of Group:

                        Not Applicable


Item 10           Certification:

                        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    Signature
                                    ---------

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  January 23, 2004


                           ARTISAN INVESTMENT CORPORATION
                           for itself and as general partner of
                           ARTISAN PARTNERS LIMITED PARTNERSHIP


                           Janet D. Olsen*
                           --------------------------------


                           ANDREW A. ZIEGLER

                           Andrew A. Ziegler*
                           --------------------------------


                           CARLENE MURPHY ZIEGLER

                           Carlene Murphy Ziegler*
                           --------------------------------

                           *By: /s/ Janet D. Olsen
                                ---------------------------
                           Janet D. Olsen
                           Vice President of Artisan Investment Corporation Attorney-in-Fact for Andrew A. Ziegler
                           Attorney-in-Fact for Carlene Murphy Ziegler

                                  Exhibit Index
                                  -------------

Exhibit 1 Joint Filing Agreement dated as of January 23, 2004 by and among Artisan Partners Limited Partnership, Artisan Investment Corporation, Andrew A. Ziegler, and Carlene Murphy Ziegler

Exhibit 2               Power of Attorney of Andrew A. Ziegler dated as of
                        April 2, 2002

Exhibit 3               Power of Attorney of Carlene M. Ziegler dated as of
                        April 2, 2002